Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Cantaloupe, Inc.

Malvern, Pennsylvania

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated October 19, 2022, relating to the consolidated financial statements and the effectiveness of Cantaloupe, Inc.’s internal control over financial reporting, of Cantaloupe, Inc. appearing in the Company’s Annual Report on Form 10-K, as amended by Form 10-K/A filed on November 9, 2022, for the year ended June 30, 2022. Our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of June 30, 2022.

/s/ BDO USA, LLP

BDO USA, LLP

Richmond, Virginia

December 23, 2022